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                                                                    EXHIBIT 99.5


FOR IMMEDIATE RELEASE                 CONTACT:  KATE KOWALSKI
                                                Director, Corporate Relations
                                                Century Business Services, Inc.
                                                Cleveland, Ohio
                                                (216) 447-9000

                  CBIZ ANNOUNCES CHANGES TO BOARD OF DIRECTORS


Cleveland, Ohio, (October 10, 2002) - Century Business Services, Inc. ("CBIZ") (NASDAQ: CBIZ) today announced that Chairman Michael G. DeGroote has resigned from the Board for health reasons, effective today.

The Company announced that the Board has elected the current Chief Executive Officer and Director, Steven L. Gerard, as Chairman of the Board.

In order to fill the vacancy created by Mr. Michael DeGroote's resignation, the Board has elected Michael DeGroote's son, Mr. Gary W. DeGroote, 47, to the Board. Gary DeGroote is President of GWD Management, Inc., a private Canadian diversified holding company. He is formerly President of Republic Environmental Systems Ltd., and Director of Republic Waste Industries Inc. He is currently a director of Capital Environmental Resources Inc. (NASDAQ: CERI).

The number of Board members remains at six, four of whom are independent directors.

"With his founding of the Company in 1996, Mike has pioneered the concept of a national, comprehensive outsourced business services provider," stated Mr. Gerard. "On behalf of the Board of Directors and all our employees, I would like to express our gratitude for his years of unwavering support and guidance. While we will miss Mike's active presence on the Board, we know he will always be available to assist us in the future. We are pleased that Gary is bringing his business experience to help ensure the success of CBIZ."

The Company also announced that Rick L. Burdick, Director, has been elected as non-executive Vice Chairman and that Messrs. Gerard, Burdick and Jerome P. Grisko, Jr., Company President and COO, will constitute the Company's Executive Management Committee.

In a statement to Company employees, Mr. Michael DeGroote expressed his "complete confidence in the Company's current management team, its financial condition and its strategic direction." Further, Mr. Michael DeGroote, who controls more than 15% of the Company's stock, indicated that he "expects to be a substantial shareholder for a long time to come."


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Century Business Services, Inc., is a provider of outsourced business services to small and medium-sized companies throughout the United States. As the largest benefits specialist, the eighth largest accounting company, and one of the ten largest valuation and medical practice management companies in the United States, CBIZ provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides valuation; litigation advisory; government relations; commercial real estate; wholesale insurance; healthcare consulting; medical practice management; worksite marketing; and capital advisory services. These services are provided throughout a network of more than 200 Company offices in 33 states, the District of Columbia, and Toronto, Canada.

 For further information regarding CBIZ, call the Investor Relations Office at
                     (216) 447-9000 or visit www.cbiz.com.